                             CONSULTANT AGREEMENT

     This Agreement ("Agreement") is made and entered into this 15th day of September, 1996 by and between John M. Cullen, Ph.D., J.D. of 419 Minden Way, Wynnewood, Pennsylvania 19096 ("Consultant") and IBAH, Inc., a Delaware corporation with a principal place of business at Four Valley Square, 512 Township Line Road, Blue Bell, Pennsylvania 19422 ("IBAH").

     WHEREAS, Consultant has been an executive employee of IBAH pursuant to an Employment Agreement, dated January 4, 1994, (the "Employment Agreement") by and between Consultant and Bio-Pharm Clinical Services, Inc., a predecessor corporation to IBAH; and

     WHEREAS, IBAH has decided to terminate to Employment Agreement pursuant to
Section 5D of the Employment Agreement; and

     WHEREAS, IBAH and Consultant desire to enter into a consulting relationship for a period of time to permit IBAH to continue to have the benefit of Consultant's expertise in performing advisory services; and

     WHEREAS, Consultant is now engaged in the business of providing such services;

     NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Consultant and IBAH hereby agree as follows:

10.  DUTIES AND OBLIGATIONS OF CONSULTANT
     ------------------------------------

IBAH has engaged Consultant as an independent contractor to IBAH's business. Consultant shall be available to IBAH to perform such duties and responsibilities as shall be needed by the Chief Executive Officer of IBAH. It is contemplated by the parties that Consultant will provide services under this Agreement on an "as needed" and "as available" basis. Consultant's duties may include, but shall not be limited to, advice and assistance in the areas of sales and marketing, industry trends and objectives, and regulatory.

2.0  COMPENSATION
     ------------

In consideration for the services to be provided under Paragraph 1.0 of this Agreement, IBAH agrees to pay Consultant a consulting fee (the "Fee"), payable in equal monthly installments during the term of this Agreement, of $375,000 and to reimburse Consultant for all reasonable expenses incurred in the performance of his duties under this Agreement during the term. The Fee shall be paid in full regardless of any termination of this

Agreement by the parties prior to September 14, 1997. This provision shall survive any termination of this Agreement.

3.0  TERM AND TERMINATION
     --------------------

The Employment Agreement is hereby terminated, effective September 15, 1996. The effective date of this Consultant Agreement shall be September 15, 1996, and it shall continue for a term of one (1) year, until September 14, 1997, unless terminated by mutual written agreement of the parties before that date. Consultant may terminate this Agreement at any time by forty five (45) days written notice. Upon termination of this Agreement, Consultant will assemble and turn over in an orderly fashion to authorized representatives of IBAH all documents, notes, computer programs and other material related to the services performed by Consultant.

4.0  STOCK OPTIONS
     -------------

Pursuant to the terms of the Employment Agreement, all Stock Options granted to Consultant by IBAH during the term of his employment by IBAH shall be fully vested as of the termination of the Employment Agreement on September 15, 1996. Consultant's right to exercise these options through services provided to IBAH by Vector Securities (or a subsequent vendor) shall continue throughout the term of this Agreement plus a period of three months thereafter.

5.0  TAXES
     -----

It is understood that payments to Consultant for services rendered shall be made in full as agreed, without any deductions for taxes of any kind whatsoever, in conformity with Consultant's status as an independent contractor. It is understood that any taxes that may be due and payable as a result of the payments specified herein by IBAH to Consultant shall be entirely Consultant's responsibility. It is understood that, as part of this Agreement, Consultant undertakes to pay all taxes for which Consultant may be liable on such payments when due.

6.0  CONFIDENTIALITY
     ---------------

All information, know-how, trade secrets and data (technical or non-technical) transmitted or observed in conjunction with the performance of services under this Agreement is deemed to be the confidential and proprietary information of IBAH, its subsidiaries, subdivisions, affiliates, successors, assigns and/or clients. Confidential information or trade secrets includes, but is not limited to, operating procedures, salary structure/compensation information, pricing strategies, investigator lists, budgets and other related data, computer software, databases and programming, data files, client lists and related information, financial information and projections, inventions, know-how, products, services, techniques and any other information which, if divulged to a third party could have an adverse impact on IBAH, or on any third party to which IBAH owes a confidentiality obligation, except as may be required in the ordinary course of performing the Consultant's duties. Consultant agrees that he will not at any time, whether during or after the termination of his status as a Consultant to IBAH, reveal to any person or entity any trade secrets or confidential information of IBAH.

Consultant understands that client companies disclose confidential information to IBAH and that IBAH agrees, in writing, to maintain the confidentiality of this information. Accordingly, Consultant agrees that he will not at any time, whether during or after the termination of his status as a Consultant to IBAH, reveal to any person or entity any trade secrets or confidential information concerning any third party or client to which IBAH owes a confidentiality obligation.

     6.1  Confidential information does not include disclosed information that:
          (a) is or becomes part of the public domain through no fault of Consultant; (b) is disclosed to Consultant by a third party entitled to disclose it; or (c) is required by law to be disclosed.

     6.2 Consultant will only use the confidential information furnished by IBAH for the purpose of fulfilling his obligations under this Agreement. Upon the completion or earlier termination of this Agreement and at IBAH's request, Consultant will promptly return all written confidential information.

     6.3 Consultant will not use any such confidential information for his own benefit or for the benefit of any third party, and will not furnish to any third party any materials which incorporate any confidential information except as otherwise hereinabove provided. All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination of this Agreement.

     6.4 The obligations of confidentiality contained herein shall remain in effect for five (5) years after the termination of this Agreement.

7.0  INTELLECTUAL PROPERTY
     ---------------------

If at any time or times during the term of this Agreement, Consultant shall (either alone or with others), make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection (herein called "Developments") that:

          (a) relates to the business of IBAH or any client of or supplier of IBAH or any of the products or services being developed, manufactured or sold by IBAH or which may be used in relation therewith;

          (b) results from tasks assigned by IBAH; or,

          (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by IBAH,

such Developments and the benefits thereof are and shall immediately become the sole and absolute property of IBAH and its assigns, as "work made for hire" or otherwise, and Consultant shall promptly disclose to IBAH (or any persons designated by it) each such Development and, as may be necessary to ensure IBAH's ownership of such Developments. Consultant hereby assigns any rights (including, but not limited to, any copyrights and trademarks) Consultant may have or acquire in the Developments and benefits and/or rights resulting therefrom to IBAH and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to IBAH.

Consultant will, during the term of this Agreement and at any time thereafter, at the request and cost of IBAH, promptly sign, execute, make and do all such deeds, documents, acts and things as IBAH and its duly authorized agents may reasonably require:

     (a) to apply for, obtain, register and vest in the name of IBAH alone (unless IBAH otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

     (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

In the event that IBAH is unable, after reasonable effort, to secure Consultant's signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of Consultant's physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints IBAH and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and in Consultant's behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Consultant.

8.0  MODIFICATIONS TO THIS AGREEMENT
     -------------------------------

Modifications to this Agreement may only be made with the written agreement of both parties.

9.0  CONSULTANT'S RELATIONSHIP WITH IBAH
     -----------------------------------

Consultant's relationship with IBAH under this Agreement shall be that of an independent contractor, and nothing in the Agreement or the arrangement for which it is made shall constitute Consultant, or anyone furnished or used by Consultant in the performance of the services contemplated by this Agreement, as an employee, joint venture partner or servant of IBAH.

Consultant will not participate in IBAH employee benefit plans nor receive any other compensation beyond that stated above. Consultant will not have power or authority to bind IBAH or to assume or create any obligation or responsibility, express or implied, on IBAH's part or in IBAH's name except as otherwise set forth in this Agreement and Consultant will not represent to any person or entity that Consultant has such power or authority.

10.0 INSURANCE
     ---------

Consultant understands that, since Consultant is an independent contractor, any personal injury or property damage suffered by Consultant in the course of carrying out any duties under this Agreement will be Consultant's sole responsibility. No insurance shall be obtained by IBAH concerning Consultant.

11.0 DEBARMENT
     ---------

Consultant represents that he has never been (i) debarred or convicted of a crime for which a person can be debarred under 21 U.S.C. (S) 335a ((S) "335a") or any other applicable law nor (ii) threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under
(S) 335a. Consultant will promptly notify IBAH in the event of any such debarment, conviction, threat or indictment occurring during the term of this Agreement.

12.0 RELEASE
     -------

     12.1 In consideration for entering into this Agreement, consideration which Consultant hereby acknowledges, Consultant does hereby release and forever discharge IBAH and its present and former subsidiaries, affiliates, divisions, officers, directors, partners, principals, employees, agents, predecessors, assigns, servants, attorneys and insurers and each of them, and their respective successors, assigns, heirs, administrators and personal representatives of and from all actions and causes of action, suits, claims, debts and demands whatsoever in law or equity, which Consultant may have or claim to have against IBAH as a result of his employment or separation from employment, and does hereby covenant not to file a lawsuit to assert such claims. Consultant is not being asked to, and does not release, any claim which is nonwaivable as a matter of law.

     12.2 By this release, Consultant knowingly and voluntarily waives any rights under any and all laws which provide legal restrictions on IBAH's right to terminate the Employment Agreement and/or the Employment relationship with Consultant, and under any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 and 1991; (2) the Age Discrimination in Employment Act of 1967; and (3) Pennsylvania Human Relations Act. Consultant also waives any claim against IBAH for personal injury or any other action against IBAH before any body (except for compensable injuries under the Pennsylvania Workers Compensation Act). Consultant is not waiving any rights or claims that may arise after the date this waiver is executed.

     12.3 Consultant forever waives and relinquishes all right to assert any claim for recall, reemployment, or tenure with IBAH.

13.0 COVENANT NOT TO COMPETE
     -----------------------

Consultant and IBAH agree that paragraph 8 of the Employment Agreement (Covenant Not to Compete) shall be made a part of and be incorporated into this Agreement.

14.0 WAIVER
     ------

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.


                                        IBAH, Inc.


/s/ John M. Cullen                      By:  /s/ Geraldine A. Henwood
-----------------------------              ---------------------------------
John M. Cullen, Ph.D., J.D.                      Geraldine A. Henwood
                                                 Chief Executive Officer

WITNESS:

_____________________________